As filed with the Securities and Exchange Commission on February 26, 2019

Registration No. 333-213491

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Registration Statement No. 333-213491

TransMontaigne Partners L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	34-2037221
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1670 Broadway, Suite 3100

Denver, CO 80202

(303) 626-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2016 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Frederick W. Boutin
Chief Executive Officer
TransMontaigne GP L.L.C.
1670 Broadway, Suite 3100
Denver, Colorado 80202
(303) 626-8200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ryan J. Maierson

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed by TransMontaigne Partners L.P., a Delaware limited partnership (“TLP”), with the Securities and Exchange Commission:

•                  Registration Statement No. 333-213491, filed on September 2, 2016, registering 750,000 common units representing limited partner interests (the “Common Units”) of TLP under TLP’s 2016 Long-Term Incentive Plan.

On February 26, 2019, the common unitholders of TLP approved the Agreement and Plan of Merger, dated as of November 25, 2018 (the “Merger Agreement”), by and among TLP, TransMontaigne GP L.L.C., a Delaware limited liability company and the general partner of TLP (the “General Partner”), TLP Acquisition Holdings, LLC, a Delaware limited liability company (“TLP Holdings”), TLP Finance Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of TLP Holdings (“Parent”), TLP Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”) and, solely for purposes of Section 6.19, TLP Equity Holdings, LLC, a Delaware limited liability company. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into TLP, with TLP surviving the Merger as a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”).  At the effective time of the Merger, each outstanding Common Unit was converted into the right to receive $41.00 per Common Unit.

In connection with the completion of the Merger, TLP terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by TLP in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, TLP hereby removes from registration all of such securities of TLP registered but unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado on February 26, 2019.

TRANSMONTAIGNE PARTNERS L.P.

By: TransMontaigne GP L.L.C., its general partner

By:	/s/ Frederick W. Boutin
Frederick W. Boutin
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the registrant in their indicated capacities, which are with the General Partner of the registrant, on February 26, 2019.

/s/ Frederick W. Boutin	Chief Executive Officer	February 26, 2019
Frederick W. Boutin	(Principal Executive Officer)

/s/ Robert T. Fuller	Executive Vice President,	February 26, 2019
Robert T. Fuller	Chief Financial Officer,
Chief Accounting Officer and Treasurer
(Principal Financial and Accounting Officer)

*	Director	February 26, 2019
Steven A. Blank

*	Director	February 26, 2019
Theodore D. Burke

*	Director	February 26, 2019
Kevin M. Crosby

*	Director	February 26, 2019
Daniel R. Revers

*	Director	February 26, 2019
Lucius H. Taylor

*	Director	February 26, 2019
Barry E. Welch

*	Director	February 26, 2019
Jay A. Wiese

*By:

/s/ Frederick W. Boutin
Frederick W. Boutin Attorney-in-fact

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